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Exhibit 99.2
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News Corporation
NEWS RELEASE

1211 AVENUE OF THE AMERICAS . NEW YORK, NEW YORK 10036 . newscorp.com For Immediate Release Contact: Andrew Butcher 212 852 7070

Fox Television Stations and Viacom Complete Station Swaps

Swaps Give Fox Television Stations Seven Duopolies
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New York, NY, November 6, 2001 - News Corporation, Fox Television Stations, Inc.
and Viacom today announced the completion of the exchange of Viacom's WDCA-TV in Washington, D.C. and KTXH-TV in Houston, Texas for Fox's KBHK-TV in San Francisco, California.

The acquisition of WDCA-TV and KTXH-TV gives Fox second stations in Washington, the 8th largest U.S. television market, and in Houston, the 11th largest market. Fox Television Stations also has duopolies in New York, Los Angeles, Dallas, Minneapolis and Phoenix. Fox owns 33 stations, including stations in nine of the top 10 markets in the United States.

With the sale of KBHK-TV, News Corp. and Fox Television Stations have further reduced the national audience reach of the Fox Television Stations group.

The News Corporation Limited (NYSE: NWS, NWS.A; ASX: NCP, NCPDP; LSE: NEWCP) is one of the world's largest media companies with total assets as of June 30, 2001 of approximately US$43 billion and total annual revenues of approximately US$14 billion. News Corporation's diversified global operations in the United States, Canada, the United Kingdom, continental Europe, Australia, Latin America and the Pacific Basin include the production and distribution of motion pictures and television programming; television, satellite and cable broadcasting; the publication of newspapers, magazines and books; the production and distribution of promotional and advertising products and services; the development of digital broadcasting; the development of conditional access and subscriber management systems; and the creation and distribution of popular on-line programming.

For more information on News Corporation, please visit www.newscorp.com.
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For Immediate Release                       Contact: Andrew Butcher 212 852 7070